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EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
The Mosaic Company (formerly known as Global Nutrition Solutions, Inc.):

        We consent to the use of our report dated August 6, 2004, with respect to the consolidated balance sheet of The Mosaic Company as of May 31, 2004, included in Amendment No. 4 to the Registration Statement (Form S-4) of The Mosaic Company, the proxy statement / prospectus of which is attached as Appendix C to Amendment No. 4 to the Registration Statement (Form S-4) and related proxy statement/prospectus of IMC Global Inc. for the registration of shares of its common stock, and to the reference to our firm under the heading "Experts" in The Mosaic Company proxy statement/prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota
September 13, 2004

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  EXHIBIT 23.5